Exhibit 99.01

CHIPPAC COMPLETES PRIVATE OFFERING OF $150 MILLION

OF CONVERTIBLE SUBORDINATED NOTES

Fremont, CA, June 5, 2003 – ChipPAC, Inc. (Nasdaq: CHPC), one of the world’s largest and most diversified providers of semiconductor assembly and test services, today announced it has completed the private placement of $150 million of convertible subordinated notes due 2008. The total proceeds consisted of the original $125 million private placement and the initial purchaser’s exercise of the option to purchase an additional $25 million of the convertible notes under the same terms. The net proceeds from the sale were approximately $145 million after deducting the initial purchaser’s discount and estimated offering expenses.

The notes will be convertible into common stock of the Company at a conversion price of $8.06 per share and will accrue interest at an annual rate of 2.5 percent. These notes will mature in five years and will not be callable for the term of the notes.

The net proceeds of the offering will be used to repay senior term debt, and for general corporate purposes, which may include investing in new business opportunities and acquiring advanced technologies.

About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company’s Web site at www.chippac.com.

CONTACT:

David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021

Both with The Ruth Group, www.TheRuthGroup.com

# # #

Forward-Looking Statements:

This press release includes forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include statements relating to the planned use of proceeds from the offering. Some of these risks and uncertainties are detailed in documents filed with the Securities and Exchange Commission, and include, but may not necessarily be limited to, competitive conditions in the semiconductor foundry industry, timing and success of new product introductions, customer demand, the Company’s ability to meet volume production and development time, the ongoing quality of the Company’s services, the ability of the Company’s suppliers to provide materials, equipment and services on a timely and cost competitive basis, exchange rates, industry improvement, growth in electronic product demand, general markets conditions, and general economic and political conditions. Additional risks and uncertainties are discussed in exhibit 99.1 (Risk Factors) to our annual report on Form 10-K for the period ended December 31, 2002. The Company undertakes no obligation to update the information in this press release.